LETTER TO BROKERS

                           OFFER TO PURCHASE FOR CASH

                                       by

                           THISTLE GROUP HOLDINGS, CO.

                   UP TO 1,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

   AT A PURCHASE PRICE NOT GREATER THAN $12.50 NOR LESS THAN $11.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. , EASTERN TIME, ON FRIDAY, JUNE 7, 2002, UNLESS THE OFFER IS EXTENDED. THISTLE GROUP HOLDINGS, CO. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                                     May 7, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Thistle Group Holdings, Co., a Pennsylvania corporation, has appointed us to act as the information agent in connection with its offer to purchase for cash up to 1,000,000 shares of its common stock, par value $0.10 per share, at a price not greater than $12.50 nor less than $11.50 per share, to the seller in cash, without interest, as specified by shareholders tendering their shares.

         Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, Thistle Group Holdings, Co. will select the lowest purchase price between $11.50 and $12.50 per share in cash, without interest, that will allow it to purchase 1,000,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

         Thistle Group Holdings, Co.'s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase for Cash, dated May 7, 2002, and in the related letter of transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued under the Rights Agreement, dated as of September 30, 1999, between Thistle Group Holdings, Co. and Registrar and Transfer Company, as rights agent, and unless the context requires otherwise, all references to shares shall include the associated preferred stock purchase rights.

         Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase for Cash, all of the shares tendered at or below the purchase price may not be purchased if more than 1,000,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at Thistle Group Holdings, Co.'s expense as soon as practicable following the expiration date.

         Thistle Group Holdings, Co. reserves the right, in its sole discretion, to purchase more than 1,000,000 shares pursuant to the tender offer, subject to applicable law.


         The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase for Cash.

         Upon the terms and conditions of Thistle Group Holdings, Co.'s offer, if more than 1,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, Thistle Group Holdings, Co. will purchase properly tendered shares in the following order:

          o First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined in the Offer to Purchase for Cash) who:

               o tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

               o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

          o Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in Section 7 of the Offer to Purchase for Cash, all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

         For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          o    offer to purchase for cash, dated May 7, 2002;

          o letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

          o    letter of  transmittal  for your use and for the  information  of
               your  clients  (together  with   accompanying   instructions  and
               Substitute Form W-9);

          o letter to shareholders of Thistle Group Holdings, Co., dated May 7, 2002, from John F. McGill, Jr., Chairman and Chief Executive Officer of Thistle Group Holdings, Co.;

          o notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date; and

          o guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on Friday, June 7, 2002, unless the tender offer is extended.

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

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the information agent as described in the Offer to Purchase for Cash). Thistle Group Holdings, Co. will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Thistle Group Holdings, Co. will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase for Cash and letter of transmittal.

         In  order  to  properly   tender  shares  under  the  tender  offer,  a
shareholder must do either (1) or (2) below, provided that the depositary receives the following before the offer expires:

          (1)  o    one  of  (a)  the  certificates   for  the  shares,   (b)  a
                    confirmation of receipt of the shares pursuant to the procedure for book-entry transfer described in Section 4 of the Offer to Purchase for Cash or (c) in the case of shares held in Thistle Group Holdings, Co. automatic dividend reinvestment plan, completion of the appropriate sections of the letter of transmittal, and

               o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in Section 4 of the Offer to Purchase for Cash in the case of a book-entry transfer or
                    (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in
                    Section 4 of the Offer to Purchase for Cash, and

               o    any other documents required by the letter of transmittal.

          (2)  Comply  with  the  guaranteed   delivery  procedures set forth in
               Section 4 of the Offer to Purchase for Cash.

         Any inquiries you may have with respect to the tender offer should be addressed to us at the address and telephone number set forth on the back page of the Offer to Purchase for Cash.

         Additional copies of the enclosed material may be obtained by calling us toll-free at (866) 324-8876.

                                              Very truly yours,



                                              Georgeson Shareholder

(Enclosures)

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THISTLE GROUP HOLDINGS, CO., THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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